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Exhibit 5.1

[Morrison & Foerster LLP Letterhead]

June 10, 2004

Digirad Corporation
13950 Stowe Drive
Poway, CA 92064

  Re:
  1991 Stock Option Program, 1997 Stock Option/Stock Issuance Plan,
  1998 Stock Option/Stock Issuance Plan and 2004 Stock Incentive Plan

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 of Digirad Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,028,908 shares of the Company's common stock, $0.0001 par value (the "Stock") which will be issuable under the Company's 1991 Stock Option Program, 1997 Stock Option/Stock Issuance Plan, 1998 Stock Option/Stock Issuance Plan and 2004 Stock Incentive Plan (collectively the "Plans").

        As the Company's counsel, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the Stock under the Plans, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Stock under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

        Based upon and subject to the foregoing, it is our opinion that the Stock, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/  MORRISON & FOERSTER LLP

                      Morrison & Foerster LLP

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  Exhibit 5.1